UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 14, 2011, the Board of Directors of Vonage Holdings Corp. (the “Company”) elected Carl Sparks to serve as a member of the Company’s Board of Directors. Mr. Sparks is currently president of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. In connection with the election of Mr. Sparks, the Board of Directors increased the size of the Board from nine to ten members.

Mr. Sparks will participate in the Company’s standard director compensation arrangements applicable to directors who are not employees of the Company described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 28, 2010, as amended by the Company’s Board of Directors on October 13, 2010, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. In accordance with the Company’s director compensation program, Mr. Sparks received an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.81, the closing price of the Company’s common stock on February 14, 2011. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control.

Mr. Sparks will serve as a Class II director of the Company and will be put up for re-election at the 2011 annual meeting of stockholders.

A copy of the press release announcing the election of Mr. Sparks is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Non-Executive Director Compensation Program effective October 14, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on February 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: February 14, 2011	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.:	Description:

10.1	Non-Executive Director Compensation Program effective October 14, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on February 14, 2011.